Exhibit 99.1

July 19, 2002

CONTACT: William F. Richmond, S.V.P. & C.F.O.
423-787-1211

FOR IMMEDIATE RELEASE

GREENE COUNTY BANCSHARES, INC. TO LIST COMMON STOCK ON NASDAQ NATIONAL MARKET

GREENEVILLE, Tenn—Greene County Bancshares, Inc. today announced that it intends to make application to list its common shares on the NASDAQ National Market System during the third quarter of 2002. As the world’s largest electronic market, NASDAQ lists the securities of nearly 4,100 of the world’s leading companies.

“We are excited to begin the process of listing our stock with NASDAQ,” said Stan Puckett, Greene County Bancshares Chairman and CEO. “Once accomplished, we expect this listing will allow shares to trade more efficiently by providing greater liquidity and marketability than that which exists under our current trading structure. We believe that current and future shareholders will benefit from the greater access to trading information this move provides.” Puckett further commented that the company would communicate additional news as it progressed toward the listing date.

Greene County Bancshares, Inc. had approximately 6.8 million common shares outstanding and approximately 1,843 shareholders of record as of June 30, 2002. Its stock currently trades in the over-the-counter market utilizing the “pink sheet” trading format.

Greene County Bancshares, Inc., which is headquartered in Greeneville, Tennessee, is the holding company for Greene County Bank. It had total assets of approximately $829 million and employed 384 individuals on a full-time equivalency basis at June 30, 2002. Greene County Bank is the largest community bank in East Tennessee and now has 29 branches throughout East Tennessee and one branch in Western North Carolina. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in Blount County, Tennessee as American Fidelity Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; and in Wilson County, Tennessee as President’s Trust. In addition, Greene County Bank also conducts separate businesses through three wholly-owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.

This news release may contain forward-looking statements regarding Greene County Bancshares, Inc. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.